Exhibit 99.1

CONTACTS:

Simon Property Group, Inc.

Shelly Doran    317.685.7330 (Investors)

Les Morris       317.263.7711 (Media)

FOR IMMEDIATE RELEASE

SIMON PROPERTY GROUP COMPLETES ACQUISITION
OF CHELSEA PROPERTY GROUP

Indianapolis, IN – October 14, 2004 – Simon Property Group, Inc. (NYSE: SPG) (“Simon”) announced today the completion of its acquisition of Chelsea Property Group, Inc. (“Chelsea”).

Chelsea common shareholders will receive merger consideration of $36.00 in cash; 0.2936 of a share of Simon common stock; and 0.3000 of a share of Simon 6% Series I convertible perpetual preferred stock for each share of Chelsea common stock. This is a taxable transaction to Chelsea common shareholders. In connection with the merger transaction, holders of limited partnership common units of CPG Partners, L.P., the operating partnership subsidiary of Chelsea, will exchange their units for common and convertible preferred units of the Simon operating partnership, Simon Property Group, L.P.

Chelsea will be managed as a division of SPG, operating out of its current headquarters in Roseland, New Jersey, with David Bloom and the Chelsea management team continuing in their current roles. David Bloom has been appointed as an Advisory Director of the Simon Property Group Board of Directors.

Chelsea Property Group is the leading owner, developer and manager of Premium Outlet® centers in the U.S. and Asia. Its portfolio includes 36 Premium Outlet centers (32 in the U.S. and 4 in Japan) located in major metropolitan markets such as New York, Los Angeles and Boston, and tourist destinations such as Orlando, Las Vegas and Palm Springs. The 32 domestic Premium Outlet centers are 98% occupied and generate sales per square foot of approximately $400. Chelsea’s four Premium Outlet centers in Japan, located near Tokyo, Osaka and Fukuoka, are fully leased and generate average sales of more than $800 per square foot.

David Simon, chief executive officer of Simon Property Group, stated “We are very pleased with the strategic acquisition of Chelsea and believe this transaction will be a strong driver of growth for us in the coming years. Chelsea is the preeminent brand in the premium outlet industry as a result of their focus on highly-productive, high-quality retail real estate, and their addition to our organization will only strengthen the Simon franchise.”

David Bloom, chief executive officer of Chelsea, said “We are very pleased that our shareholders voted in favor of the transaction.  While Chelsea will no longer be a public company, we look forward to contributing to Simon’s growth.  Chelsea could not be part of a better organization.”

Simon was advised in this transaction by UBS Investment Bank and Morgan Stanley. Chelsea was advised by Merrill Lynch & Co.

Forward-Looking Statements

Statements in this release that are not historical may be deemed forward-looking statements within the meaning of the federal securities laws. Although Simon believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained, and it is possible that our actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Simon undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Those risks and uncertainties include, but are not limited to, the national, regional and local economic climate, competitive market forces, changes in market rental rates, trends in the retail industry, the inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, acquisitions and changes in market rates of interest or foreign currency. The reader is directed to Simon’s various filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K for a discussion of such risks and uncertainties.

Simon Property Group, Inc., headquartered in Indianapolis, Indiana, is a real estate investment trust engaged in the ownership, development and management of retail real estate, primarily regional malls, Premium Outlet centers and community shopping centers. The Company’s current total market capitalization is approximately $34 billion. Through its subsidiary partnerships, it currently owns or has an interest in 301 properties in North America containing an aggregate of 204 million square feet of gross leasable area in 39 states plus Canada and Puerto Rico. Simon also holds interests in 48 European shopping centers in France, Italy, Poland and Portugal and 4 Premium Outlet centers in Japan. Additional Simon Property Group information is available at www.simon.com.

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